Exhibit 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

President and Chief Executive Officer

CCF Holding Company

Leonard A. Moreland,

President and Chief Executive Officer, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF HOLDING COMPANY, THE HOLDING COMPANY FOR HERITAGE BANK, ANNOUNCES 58.8% INCREASE IN EARNINGS FOR THE YEAR ENDED DECEMBER 31, 2006

Jonesboro, GA January 11, 2007

	Three-months ended December 31, 2006	Three-months ended September 30, 2006	Three-months ended December 31, 2005	Year-ended December 31, 2006	Year-ended December 31, 2005
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(audited in thousands except for percentages and earnings per share figures)
Total Assets	$425,886	$421,459	$364,203	$425,886	$364,203

CCF Net Income for the Period	$1,366	$1,442	$1,124	$5,191	$3,270

Net Interest Income for the Period	$4,929	$4,932	$4,169	$18,940	$14,852

*Basic Earnings per Share for the Period	$0.37	$0.40	$0.31	$1.43	$0.94
* As adjusted to reflect 3 for 2 stock split on September 6, 2006.

Net Interest Margin	4.96%	5.07%	4.94%	5.05%	4.50%

Efficiency Ratio	55.66%	54.61%	50.65%	56.66%	61.57%

Total Loans (end of period)	$337,937	$335,878	$283,861	$337,937	$283,861

Non-Performing Loans (end of period)	$823	$35	$44	$823	$44

**Non-Performing Assets (end of period)	$3,515	$2,025	$2,355	$3,515	$2,355

**	Defined as nonperforming loans, other real estate owned and repossessed assets.

	Three-months ended December 31, 2006	Three-months ended September 30, 2006	Three-months ended December 31, 2005	Year-ended December 31, 2006	Year-ended December 31, 2005
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(audited in thousands except for percentages and earnings per share figures)
Loan Loss Provision	$195	$180	$135	$725	$540

Loan Loss Reserve (end of period)	$4,015	$3,843	$3,424	$4,015	$3,424

Total Deposit Accounts (end of period)	$366,028	$350,878	$312,255	$366,028	$312,255

Total *Transaction Accounts (end of period)	$190,701	$187,612	$176,956	$190,701	$176,956
* defined as non-interest bearing demand deposit accounts, interest bearing demand deposit accounts and money market accounts.

Consolidated Equity (end of period)	$29,046	$27,911	$24,218	$29,046	$24,218

CCF Holding Company, the Holding Company for Heritage Bank, Announces

58.8% Increase in Earnings for the Year Ended December 31, 2006

Earnings for the quarter ended December 31, 2006, were $1.37 million, or $0.37 per basic share. This represents an increase of $242,000, or 21.5%, over earnings of $1.12 million, for the same quarter in 2005. For the year ended December 31, 2006, income of $5.19 million, or $1.43 per basic share, represents an increase of $1.92 million, or 58.8%, over $3.27 million, or $0.92 per basic share (adjusted for 3 for 2 stock split), for the year ended December 31, 2005. Included in 2005 earnings is a pretax write-down of $812,500, taken on other real estate in the third quarter. Assets for the consolidated entity were $426 million at December 31, 2006, an increase of $62 million, or 16.9%, over assets of $364 million at December 31, 2005.

The net interest margin showed a slight improvement during the fourth quarter of 2006 to 4.96%, up 2 basis points from 4.94% for the three-months ended December 31, 2005. The increase, when combined with the increase in loans, contributed an additional $761,000 in net interest income for the three-months ended December 31, 2006, over the three-months ended December 31, 2005. The margin increased 55 basis points from 4.50% for the year ended December 31, 2005, to 5.05% for the year ended December 31, 2006. This improvement in the margin combined with $54 million in loan growth contributed an additional $4.1 million in net interest income for the year ended December 31, 2006, over the year ended December 31, 2005.

The efficiency ratio for the quarter ended December 31, 2006, was 55.66%, an increase over the quarter ended December 31, 2005, which had a ratio of 50.65%. For the year ended December 31, 2006, the efficiency ratio decreased to 56.66% from 61.57% at December 31, 2005. Although other expenses increased during the year $818,000, (primarily salary and benefits of $753,000), service charge income, and net interest income improved at a faster pace resulting in an improved efficiency ratio.

Loan growth for the year ended December 31, 2006, totaled $54 million. The growth has been primarily in commercial real estate with net growth of $23 million, and residential construction with net growth of $24 million.

The Bank had non-performing assets of $3.5 million at December 31, 2006, primarily related to two pieces of other real estate owned, with balances totaling $2.7 million. Both properties are secured by commercial real estate. Non-performing loans of $823,000 included of $472,000 of loans secured by improved real estate, $289,000 secured by unimproved lots and $61,000 in consumer related loans.

The loan loss reserve balance at December 31, 2006, was $4.0 million, or 1.19% of loans outstanding. Based on the Bank’s internal calculation, the allowance for loan losses is adequate. Management will continue to monitor and adjust the allowance as necessary during the year based on growth in the loan portfolio, loss experience, workout of non-performing loans and non-performing assets, condition of borrowers, and continued monitoring of local economic conditions, as well as any other external factors.

Transaction accounts, defined as non-interest bearing demand deposit accounts, interest bearing demand deposit accounts and money market accounts, increased $13.7 million in the year ended December 31, 2006, to $190.7 million, from $177.0 million at December 31, 2005.

Consolidated equity increased $4.8 million, or 19.9%, for the Company during the twelve-month period from December 31, 2005, to December 31, 2006. This increase is attributed to earnings, net of dividends and changes in the market value of the Bank’s securities portfolio. During 2006, the Company increased its dividend payout to $0.26 per share from $0.19 per share (adjusted for 3 for 2 stock split) in the year ended December 31, 2005. This represents an increase for the year of $0.07 or 36.8% per share.

The Bank is a state chartered commercial Bank serving the southern market of greater Atlanta, Georgia. The Bank has seven full service offices. The Company’s stock is traded on The Nasdaq SmallCap Market under the symbol “CCFH”. The information contained in this press release should be reviewed in conjunction with the Company’s 10-K filing when available on the EDGAR system.

This press release contains forward-looking statements about our business and prospects, including forward-looking statements with respect to the potential effects of the write-down discussed above, as to which there are numerous risks and uncertainties that generally are beyond our control. Some of these risks include the possibility that our estimate of the effect of the write-down on earnings per share or of the market value and prospects of the property in question are incorrect, together with other risks identified from time to time in our filings with the Securities and Exchange Commission. These and other risks and uncertainties could have an adverse impact on our future operations, financial condition, or financial results.